Exhibit 99.2

NAVIENT REPORTS THIRD-QUARTER 2026 FINANCIAL RESULTS

HERNDON, Va., November 4, 2026 — Navient (Nasdaq: NAVI) today announced third-quarter 2026 net income of $15 million ($0.16 per diluted share) on a GAAP basis.

Earnings for the period included derivative hedging gains and a tax benefit aggregating $12 million on an after-tax basis ($0.13 per diluted share). Navient’s definition of Core Earnings excludes these items and, accordingly, Core Earnings(1) for the period were $3 million ($0.03 per diluted share).

Earnings in the quarter were increased by $23 million ($0.18 per diluted share) as a result of a net fair value increase from applying the fair value option to In-School Loans originated in the quarter and were reduced by loan loss provisions on newly originated Refinance Loans and Personal Loans in the quarter of $16 million ($0.13 per diluted share).

Loan originations for the third quarter, under the Earnest brand, were $1.4 billion, an increase of 77% from the third quarter of the prior year. Third-quarter 2026 originations included $46 million of Personal Loans resulting from Earnest’s continuing test program for this new product, versus no originations in the prior year as the Personal Loan product was launched in the fourth quarter of 2025. Refinance Loan originations in the quarter were $870 million and In-School Loan originations were $479 million, resulting in increases of 65% and 84%, respectively, versus the prior year period.

Average FICO scores for Personal Loans, Refinance Loans and In-School Loans in the quarter were 768, 775, and 770, respectively, reflecting the company’s strategy since 2024 to focus on originating loans to higher credit quality borrowers.

Net income and earnings per diluted share reported for the third quarter 2026 include a number of significant items. These significant items, set forth below, resulted in a net reduction in pre-tax earnings of $34 million ($0.27 per diluted share) and apply both to GAAP and Core Earnings.

PORTFOLIO OPTIMIZATION

$162 million ($1.31 per diluted share) of gains from the sale of approximately $750 million of Legacy Private Education Loans. This gain includes $91 million ($0.73 per diluted share) relating to an original acquisition discount on these loans.

$29 million ($0.23 per diluted share) net reduction in the fair value (reflected in provision for loan losses) of approximately $1.4 billion of Legacy Private Education Loans as a result of classifying them as held for sale as of September 30, 2026. The company had established an allowance for loan losses in the amount of $92 million for these loans.

CHANGES IN LOAN LOSS RESERVES (excluding allowance for loan losses on newly originated loans)

$42 million ($0.34 per diluted share) benefit from the release of allowance for loan losses related to classifying approximately $1.0 billion of In-School Loans as held for sale at September 30, 2026.

$178 million ($1.44 per diluted share) of provision for loan losses for Legacy Private Education Loans primarily related to recent and forecasted delinquencies and charge-offs persisting at elevated levels for a longer duration than previously anticipated.

$33 million ($0.27 per diluted share) of provision for loan losses for Refinance Loans. These principally relate to loans originated prior to the change in credit policy for such loan originations beginning in 2024.

$13 million ($0.10 per diluted share) of provision for loan losses for the FFELP government-guaranteed portfolio. This is primarily the result of an increase in premium allocated to future defaults, as well as the continued extension of the portfolio.

(1) Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

OTHER ITEMS

$15 million ($0.12 per diluted share) benefit, principally from the receipt of insurance proceeds related to prior litigation.

Financial statements for the quarter are attached to this release.

Commenting on the results, Edward Bramson, CEO and chair of the board of directors, said, “These results continue Navient’s trend of growing originations while maintaining high credit quality. During the quarter, we also made further progress in diversifying our origination mix by increasing the proportion of In-School and Personal Loans. We continued the transition of our loan portfolios toward more market-based measures, classifying approximately $2.4 billion of additional loans as held for sale and electing the fair value option for newly originated In-School Loans. We also sold approximately $750 million of Legacy Private Education Loans at a gain as part of our ongoing portfolio optimization strategy. We are evaluating additional loan sales as we continue to optimize the portfolio and reallocate capital toward more strategic uses.”

Navient will hold a live audio webcast today, November 4, 2026, at 5 p.m. ET, hosted by Edward Bramson, CEO and chair of the board, and Steve Hauber, CFO. The webcast will be available on Navient.com/investors. Supplemental financial information and presentation slides used during the call will be available no later than the start time. A replay of the webcast will be available shortly after the event’s conclusion.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on February 26, 2026).

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospectus and other information that is based on management’s current expectations as of the date of this release.

Statements that are not historical facts, including statements about our beliefs, opinions, or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goals,” or “target.” Such statements are based on management’s expectations as of the date of this release and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. For Navient, these factors include, among other things: general economic conditions, including the potential impact of artificial intelligence, inflation and interest rates on Navient and its clients and customers and on the creditworthiness of third parties; increased defaults on education loans held by us; unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations or the timing of the execution and implementation of current laws, rules or regulations or future laws, executive orders or other policy initiatives that operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs which may increase or decrease the prepayment rates on education loans and accelerate or slow down the repayment of the bonds in our securitization trusts; a reduction in our credit ratings; changes to applicable laws, rules, regulations and government policies, as well as changing regulatory and governmental oversight; changes in the general interest rate environment, including the availability of any relevant money-market index rate or the relationship between the relevant money-market index rate and the rate at which our assets are priced; the interest rate characteristics of our assets do not always match those of our funding arrangements; adverse market conditions or an inability to effectively manage our liquidity risk or access liquidity could negatively impact us; the cost and availability of funding in the capital markets; our ability to earn Floor Income and our ability to enter into hedges relative to that Floor Income are dependent on the future interest rate environment and therefore are variable; our use of derivatives exposes us to credit and market risk; our ability to continually and effectively align our cost structure with our business operations; a failure or breach of our operating systems, infrastructure or information technology systems; failure by any third party providing us material services or products or a breach or violation of law by one of these third parties; acquisitions, new products, strategic initiatives and investments or divestitures that we pursue; shareholder activism; reputational risk and social factors; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2025, and in our other reports filed with the Securities and Exchange Commission. The preparation of our consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) creates long-term value for customers and investors with responsible lending, flexible refinancing, trusted servicing oversight, and decades of education finance and portfolio management expertise. Through our Earnest business, we help customers confidently achieve financial success through digital financial services. Our employees thrive in a culture of belonging, where they are supported and proud to deliver meaningful outcomes. Learn more on Navient.com.

Contact:

Media: Cate Fitzgerald, 703-831-6347, catherine.fitzgerald@navient.com

Investors: Micah Andrews, 571-415-5413, micah.andrews@navient.com

Roger Yankoupe, 571-592-8569, roger.yankoupe@navient.com

# # #

SEGMENT RESULTS — CORE EARNINGS

CONSUMER LENDING
In this segment, Navient owns and manages a portfolio of Consumer Loans. Through our Earnest brand, we also originate and refinance Consumer Loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q26	2Q26	3Q25
Net interest income	$87	$93	$98
Less: Provision for loan losses	214	18	155
Gains on sales of loans	162	—	—
Net fair value changes of loans	23	—	—
Other revenue	2	2	3
Total revenue	60	77	(54)
Expenses	57	42	45
Pre-tax income	3	35	(99)
Net income	$2	$27	$(76)

Segment net interest margin	2.09%	2.26%	2.39%
Private Education Loans (including Refinance Education Loans):
Private Education Loan spread	2.20%	2.38%	2.48%
Provision for loan losses	$210	$17	$155
Net charge-offs	$59	$71	$96
Net charge-off rate (1)	1.49%	1.84%	2.50%
Greater than 30-days delinquency rate (1)	5.1%	5.4%	6.1%
Greater than 90-days delinquency rate (1)	2.2%	2.4%	2.8%
Forbearance rate (1)	1.9%	1.8%	1.5%
Average Private Education Loans	$15,980	$15,985	$15,894
Ending Private Education Loans, net	$15,254	$15,674	$15,456
Refinance Education Loans:
Net charge-offs	$16	$18	$19
Greater than 90-day delinquency rate	.7%	.8%	.8%
Average Refinance Education Loans	$9,575	$9,271	$8,649
Ending Refinance Education Loans, net	$9,600	$9,258	$8,571
Refinance Education Loan originations	$870	$735	$528
Personal Loans:
Originations	$46	$15	$—
Ending balance, net	$61	$20	$—

(1) Third-quarter 2026 excludes $2.4 billion of Private Education Loans that were classified as held for sale as of September 30, 2026 and $235 million of In-

School Private Education Loans carried at fair value, and their corresponding delinquencies, forbearances and charge-offs. Second-quarter 2026 excludes $528 million of Legacy Private Education Loans that were classified as held for sale as of June 30, 2026, and their corresponding delinquencies, forbearances and charge-offs.

DISCUSSION OF RESULTS — 3Q26 vs. 3Q25

•
Originated $1.4 billion of Consumer Loans, a 77% increase compared to $788 million.
o
Refinance Education Loan originations were $870 million compared to $528 million.
o
In-School Education Loan originations were $479 million compared to $260 million.
o
Personal Loan originations were $46 million compared to $0 million.
•
Net income was $2 million compared to net loss of $76 million.
•
Net interest income decreased $11 million, primarily due to the changing product mix with Refinance Education Loans increasing as a percentage of the portfolio. The Refinance Education Loan portfolio earns a lower net interest margin compared to the non-refinance portfolio, due to lower expected credit losses, which reduces the overall net interest margin.
•
Provision for loan losses increased $59 million. The provision for loan losses of $214 million in the current quarter included $16 million associated with loan originations and $29 million a result of classifying $1.4 billion of Legacy Private Education Loans as held for sale as of September 30, 2026. An additional $211 million of provision in the current quarter primarily relates to recent and forecasted delinquencies and charge-offs persisting at elevated levels for a longer duration than previously anticipated. This was partially offset by a $42 million decrease as a result of classifying $1.0 billion of In-School Education Loans as held for sale as of September 30, 2026. The provision for loan losses of $155 million in the year-ago quarter included $17 million associated with loan originations and $138 million primarily the result of elevated delinquency balances as well as our forecasted macroeconomic outlook.
o
Net charge-offs were $59 million, down $37 million compared to $96 million in the year-ago quarter.
o
Private Education Loan delinquencies greater than 90 days: $274 million, down $159 million from $433 million.
o
Private Education Loan forbearances: $244 million, up $5 million from $239 million.
•
There were $162 million of gains on sale in the current period related to the sale of $750 million of Legacy Private Education Loans in connection with our broader effort to redeploy capital and align our balance sheet with today's lending products. There were no sales in the year-ago period.
•
There were $23 million of net fair value changes of loans related to electing the fair value option for In-School Education Loan originations beginning July 1, 2026. Of the $23 million net fair value changes of loans, $11 million relates to loans disbursed and recorded as loans on our balance sheet and $12 million relates to loan commitments to be disbursed in a future period (with the fair value of the lending commitment recorded in Other Assets on our balance sheet).
•
Expenses increased $12 million primarily reflecting seasonal marketing and other expenses associated with the growth of our consumer lending businesses.

FEDERAL EDUCATION LOANS
In this segment, Navient owns and manages a portfolio of FFELP federally guaranteed student loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q26	2Q26	3Q25
Net interest income	$47	$48	$65
Less: Provision for loan losses	13	8	13
Other revenue	8	8	10
Total revenue	42	48	62
Expenses	13	15	16
Pre-tax income	29	33	46
Net income	$22	$26	$35

Segment net interest margin	.69%	.68%	.84%
FFELP Loans:
FFELP Loan spread	.76%	.76%	.90%
Provision for loan losses	$13	$8	$13
Net charge-offs	$11	$10	$9
Net charge-off rate	.20%	.18%	.15%
Greater than 30-days delinquency rate	15.5%	14.7%	18.1%
Greater than 90-days delinquency rate	8.0%	8.0%	10.5%
Forbearance rate	12.4%	12.8%	13.4%
Average FFELP Loans	$26,364	$27,045	$29,641
Ending FFELP Loans, net	$25,898	$26,575	$28,952

DISCUSSION OF RESULTS — 3Q26 vs. 3Q25

•
Net income was $22 million compared to $35 million.
•
Net interest income decreased $18 million primarily due to an $18 million benefit (reduced premium amortization) in the year-ago period from a decrease in prepayment rate assumptions as well as the paydown of the loan portfolio.
•
Provision for loan losses remained unchanged at $13 million. The provision for loan losses of $13 million in the current period was primarily the result of an increase in premium allocated to future defaults, as well as the continued extension of the portfolio. The $13 million of provision for loan losses in the year-ago quarter was primarily the result of elevated delinquency balances, our forecasted macroeconomic outlook as well as the continued extension of the portfolio.
o
Net charge-offs were $11 million compared to $9 million.
o
Delinquencies greater than 90 days were $1.7 billion compared to $2.5 billion.
o
Forbearances were $3.1 billion compared to $3.7 billion.
•
Expenses were $3 million lower primarily as a result of the outsourcing of the loan servicing of our portfolio to a third party in 2024. This created a variable cost structure resulting in a reduction in expenses as the portfolio paid down.

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			NINE MONTHS ENDED
(In millions, except per share data)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
GAAP Basis
Net income	$15	$25	$(86)	$56	$(75)
Diluted earnings per common share	$.16	$.26	$(.87)	$.59	$(.75)
Weighted average shares used to compute diluted earnings per share	94	95	98	95	100
Return on assets	.13%	.22%	(.72)%	.17%	(.21)%

Core Earnings Basis(1)
Net income(1)	$3	$27	$(83)	$50	$(36)
Diluted earnings per common share(1)	$.03	$.29	$(.84)	$.52	$(.36)
Weighted average shares used to compute diluted earnings per share	94	95	98	95	100
Net interest margin, Consumer Lending segment	2.09%	2.26%	2.39%	2.27%	2.48%
Net interest margin, Federal Education Loans segment	.69%	.68%	.84%	.67%	.72%
Return on assets	.03%	.24%	(.69)%	.15%	(.10)%

Education Loan Portfolios
Ending Private Education Loans, net	$15,254	$15,674	$15,456	15,254	15,456
Ending FFELP Loans, net	25,898	26,575	28,952	$25,898	$28,952
Ending total education loans, net	$41,152	$42,249	$44,408	$41,152	$44,408
Average Private Education Loans	$15,980	$15,985	$15,894	15,974	16,014
Average FFELP Loans	26,364	27,045	29,641	$27,097	$30,289
Average total education loans	$42,344	$43,030	$45,535	$43,071	$46,303

(1) Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have three reportable operating segments as of September 30, 2026: Consumer Lending, Federal Education Loans and Other. Prior to the divestiture of our healthcare business in third-quarter 2024 and our government services business in first-quarter 2025, we had a fourth reportable operating segment, Business Processing. Our segments operate in distinct business environments and we manage and evaluate the financial performance of our segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				September 30, 2026 vs. June 30, 2026		September 30, 2026 vs. September 30, 2025
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	September 30, 2026	June 30, 2026	September 30, 2025	$	%	$	%
Interest income
Private Education Loans	$270	$273	$276	$(3)	(1)%	$(6)	(2)%
FFELP Loans	381	391	484	(10)	(3)	(103)	(21)
Personal Loans	1	—	—	1	100	1	100
Cash and investments	17	18	21	(1)	(6)	(4)	(19)
Total interest income	669	682	781	(13)	(2)	(112)	(14)
Total interest expense	554	560	639	(6)	(1)	(85)	(13)
Net interest income	115	122	142	(7)	(6)	(27)	(19)
Less: provisions for loan losses	227	26	168	201	773	59	35
Net interest income (loss) after provisions for loan losses	(112)	96	(26)	(208)	(217)	(86)	(331)
Other income (loss):
Servicing revenue	10	10	13	—	—	(3)	(23)
Other income	2	17	10	(15)	(88)	(8)	(80)
Gains on sales of loans	162	—	—	162	100	162	100
Net fair value changes of loans	23	—	—	23	100	23	100
Gains (losses) on derivative and hedging activities, net	5	1	(4)	4	400	9	225
Total other income	202	28	19	174	621	183	963
Expenses:
Operating expenses	75	82	105	(7)	(9)	(30)	(29)
Goodwill and acquired intangible asset impairment and amortization expense	—	—	1	—	—	(1)	(100)
Restructuring/other reorganization expenses	2	3	4	(1)	(33)	(2)	(50)
Total expenses	77	85	110	(8)	(9)	(33)	(30)
Income (loss) before income tax expense	13	39	(117)	(26)	(67)	130	111
Income tax expense (benefit)	(2)	14	(31)	(16)	(114)	29	94
Net income (loss)	$15	$25	$(86)	$(10)	(40)%	$101	117%
Basic earnings (loss) per common share	$.16	$.27	$(.87)	$(.11)	(41)%	$1.03	118%
Diluted earnings (loss) per common share	$.16	$.26	$(.87)	$(.10)	(38)%	$1.03	118%
Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	NINE MONTHS ENDED September 30,		Increase (Decrease)
(In millions, except per share data)	2026	2025	$	%
Interest income
Private Education Loans	$820	$838	$(18)	(2)%
FFELP Loans	1,173	1,459	(286)	(20)
Personal Loans	1	—	1	100
Cash and investments	51	64	(13)	(20)
Total interest income	2,045	2,361	(316)	(13)
Total interest expense	1,677	1,961	(284)	(14)
Net interest income	368	400	(32)	(8)
Less: provisions for loan losses	281	236	45	19
Net interest income after provisions for loan losses	87	164	(77)	(47)
Other income (loss):
Servicing revenue	31	40	(9)	(23)
Asset recovery and business processing revenue	—	23	(23)	(100)
Other income	23	44	(21)	(48)
Gains on sales of loans	162	—	162	100
Net fair value changes of loans	23	—	23	100
Gains (losses) on derivative and hedging activities, net	11	(34)	45	132
Total other income	250	73	177	242
Expenses:
Operating expenses	246	333	(87)	(26)
Goodwill and acquired intangible assets impairment and amortization expense	5	2	3	150
Restructuring/other reorganization expenses	4	6	(2)	(33)
Total expenses	255	341	(86)	(25)
Income (loss) before income tax expense	82	(104)	186	179
Income tax expense (benefit)	26	(29)	55	190
Net income (loss)	$56	$(75)	$131	175%
Basic earnings (loss) per common share	$.60	$(.75)	$1.35	180%
Diluted earnings (loss) per common share	$.59	$(.75)	$1.34	179%
Dividends per common share	$.48	$.48	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except per share data)	September 30, 2026	June 30, 2026	September 30, 2025
Assets
Private Education Loans at amortized cost (net of allowance for loan losses of $299, $263 and $406, respectively)	$12,680	$15,146	$15,456
Private Education Loans at fair value	235	—	—
Private Education Loans held for sale	2,339	528	—
FFELP Loans at amortized cost (net of allowance for loan losses of $165, $163 and $186, respectively)	25,898	26,575	28,952
Investments	146	116	147
Cash and cash equivalents	701	770	571
Restricted cash and cash equivalents	1,286	1,369	1,301
Goodwill and acquired intangible assets, net	430	430	435
Other assets	2,413	2,363	2,444
Total assets	$46,128	$47,297	$49,306
Liabilities
Short-term borrowings	$5,751	$4,214	$4,920
Long-term borrowings	37,429	40,123	41,414
Other liabilities	513	562	533
Total liabilities	43,693	44,899	46,867
Commitments and contingencies
Equity
Series A Junior Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 468 million, 468 million and 467 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,411	3,410	3,398
Accumulated other comprehensive income, net of tax	60	14	(1)
Retained earnings	4,562	4,562	4,573
Total stockholders’ equity before treasury stock	8,037	7,990	7,974
Less: Common stock held in treasury at cost: 375 million, 374 million and 369 million shares, respectively	(5,602)	(5,592)	(5,535)
Total equity	2,435	2,398	2,439
Total liabilities and equity	$46,128	$47,297	$49,306

GAAP COMPARISON OF 2026 RESULTS WITH 2025

Three Months Ended September 30, 2026 Compared with Three Months Ended September 30, 2025

For the three months ended September 30, 2026, net income was $15 million, or $0.16 per diluted share, compared with net loss of $86 million, or $0.87 per diluted share, for the year-ago period.

The primary contributors to the change in net income are as follows:

• Net interest income decreased by $27 million primarily due to an $18 million benefit in the year-ago period from a decrease in prepayment rate assumptions on FFELP Loans (reduced premium amortization) as well as the paydown of the FFELP portfolio and the Private Education Loan portfolio's changing product mix with Refinance Education Loans increasing as a percentage of the portfolio. The Refinance Education Loan portfolio earns a lower net interest margin compared to the non-refinance portfolio, due to lower expected credit losses, which reduces the overall net interest margin.

• Provisions for loan losses increased $59 million from $168 million to $227 million.

○ The provision for Private Loan losses increased $59 million from $155 million to $214 million.

○ The provision for FFELP Loan losses remained unchanged at $13 million.

The provision for Private Loan losses of $214 million in the current quarter included $16 million associated with loan originations and $29 million a result of classifying $1.4 billion of Legacy Private Education Loans as held for sale as of September 30, 2026. An additional $211 million of provision in the current quarter primarily relates to recent and forecasted delinquencies and charge-offs persisting at elevated levels for a longer duration than previously anticipated. This was partially offset by a $42 million decrease as a result of classifying $1.0 billion of In-School Education Loans as held for sale as of September 30, 2026. The provision for loan losses of $155 million in the year-ago quarter included $17 million associated with loan originations and $138 million primarily the result of elevated delinquency balances as well as our forecasted macroeconomic outlook.

The provision for FFELP Loan losses of $13 million in the current period was primarily the result of an increase in premium allocated to future defaults, as well as the continued extension of the portfolio. The provision of $13 million in the year-ago quarter was primarily the result of an increase in delinquency balances, our forecasted macroeconomic outlook, as well as the continued extension of the portfolio.

• Other income decreased $8 million primarily related to a $7 million decrease in transition services revenue we had earned related to our various strategic initiatives. The transition services related to the outsourcing of loan servicing and the sale of our healthcare services business ended in May 2025. The transition services related to the sale of our government services business ended in October 2025.

• There were $162 million of gains on sale in the current period related to the sale of $750 million of Legacy Private Education Loans in connection with our broader effort to redeploy capital and align our balance sheet with today's lending products. There were no sales in the year-ago period.

• There were $23 million of net fair value changes of loans related to electing the fair value option for In-School Education Loan originations beginning July 1, 2026. Of the $23 million net fair value changes of loans, $11 million relates to loans disbursed and recorded as loans on our balance sheet and $12 million relates to loan commitments to be disbursed in a future period (with the fair value of the lending commitment recorded in Other Assets on our balance sheet). Valuations of education loans fluctuate based upon many factors including changes in prepayment rates, loss rates and discount rates. As a result, net fair value changes of loans may vary significantly in future periods.

• Net gains on derivative and hedging activities increased $9 million due primarily to interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

• Operating expenses decreased $30 million, $7 million of which was due to a decline in expenses in connection with providing transition services related to our various strategic initiatives. As of October 2025 we had no further obligations to provide these transition services. There was also a $16 million decrease in regulatory-related expenses primarily related to a $16 million benefit in the current period due to insurance proceeds received in connection with prior litigation matters. These decreases were offset by a $12 million increase in seasonal marketing and other expenses associated with the growth of our consumer lending businesses. The remaining $19 million decrease primarily relates to cost saving initiatives implemented, which have reduced our operating costs mostly in connection with our shared service functions and corporate footprint.

• Restructuring and other reorganization expenses decreased $2 million primarily due to a decrease in severance-related costs incurred in connection with the various strategic initiatives that have been and continue to be implemented to simplify the company, continue to reduce our expense base and enhance our flexibility.

• The effective income tax rates for the current and year-ago quarters were (18)% and 27%, respectively. The decrease in the effective income tax rate in the current quarter is due to changes in the valuation allowance attributed to state operating loss carryovers.

We repurchased 1.1 million and 2.0 million shares of our common stock during the third quarters of 2026 and 2025, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 4 million common shares (or 4%) from the year-ago period.

Nine Months Ended September 30, 2026 Compared with Nine Months Ended September 30, 2025

For the nine months ended September 30, 2026, net income was $56 million, or $0.59 per diluted share, compared with net loss of $75 million, or $0.75 per diluted share, for the year-ago period.

The primary contributors to the change in net income are as follows:

• Net interest income decreased by $32 million primarily due to the paydown of the FFELP portfolio and the Private Education Loan portfolio's changing product mix with Refinance Education Loans increasing as a percentage of the portfolio. The Refinance Education Loan portfolio earns a lower net interest margin compared to the non-refinance portfolio, due to lower expected credit losses, which reduces the overall net interest margin. In addition, there was an $18 million benefit in the year-ago period from a decrease in prepayment rate assumptions on FFELP Loans (reduced premium amortization). This was partially offset by a $21 million increase in mark-to-market gains on fair value hedges recorded in interest expense.

• Provisions for loan losses increased $45 million from $236 million to $281 million.

○ The provision for Private Loan losses increased $44 million from $207 million to $251 million.

○ The provision for FFELP Loan losses increased $1 million from $29 million to $30 million.

The provision for Private Loan losses of $251 million in the current period included $42 million associated with loan originations and $10 million a result of classifying $2.0 billion of Legacy Private Education Loans as held for sale during the period. An additional $241 million of provision in the current period primarily relates to recent and forecasted delinquencies and charge-offs persisting at elevated levels for a longer duration than previously anticipated. This was partially offset by a $42 million decrease as a result of classifying $1.0 billion of In-School Education Loans as held for sale as of September 30, 2026. The provision of $207 million in the year-ago period included $32 million associated with loan originations and $175 million primarily the result of elevated delinquency balances as well as our forecasted macroeconomic outlook.

The provision for FFELP Loan losses of $30 million in the current period was primarily the result of increased charge-offs due to prior disaster forbearance volume, as well as the continued extension of the portfolio. The provision of $29 million in the year-ago period was primarily the result of an increase in delinquency balances, our forecasted macroeconomic outlook, as well as the continued extension of the portfolio.

• Asset recovery and business processing revenue decreased $23 million as a result of the sale of our government services business in February 2025. With the sale of our government services business, Navient no longer provides business processing segment services.

• Other income decreased $21 million primarily related to a $32 million decrease in transition services revenue we had earned related to our various strategic initiatives. The transition services related to the outsourcing of loan servicing and the sale of our healthcare services business ended in May 2025. The transition services related to the sale of our government services business ended in October 2025. This $32 million decrease was partially offset by a $12 million gain on an investment in the current period.

• There were $162 million of gains on sale in the current period related to the sale of $750 million of Legacy Private Education Loans in connection with our broader effort to redeploy capital and align our balance sheet with today's lending products. There were no sales in the year-ago period.

• There were $23 million of net fair value changes of loans related to electing the fair value option accounting model for In-School Education Loan originations beginning July 1, 2026. Of the $23 million net fair value changes of loans, $11 million relates to loans disbursed and recorded as loans on our balance sheet and $12 million relates to loan commitments to be disbursed in a future period (with the fair value of the lending commitment recorded in Other Assets on our balance sheet). Valuations of education loans fluctuate based upon many factors including changes in prepayment rates, loss rates and discount rates. As a result, net fair value changes of loans may vary significantly in future periods.

• Net gains on derivative and hedging activities increased $45 million due primarily to interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

• Operating expenses decreased $87 million, $23 million of which was due to a decline in business processing expenses as a result of the sale of our government services business in February 2025 ($20 million of the reduction is in the Business Processing segment and $3 million of the reduction is in the Other segment). In addition, there was a $30 million decline in expenses in connection with providing transition services related to our various strategic initiatives. As of October 2025, we had no further obligations to provide these transition services. There was also a $17 million decrease in regulatory-related expenses primarily related to a $16 million benefit in the current period due to insurance proceeds received in connection with prior litigation matters. These decreases were offset by a $23 million increase in marketing and other expenses associated with the growth of our consumer lending businesses. The remaining $40 million decrease primarily relates to cost saving initiatives implemented, which have reduced our operating costs mostly in connection with our shared service functions and corporate footprint.

• Restructuring and other reorganization expenses decreased $2 million primarily due to a decrease in severance-related costs incurred in connection with the various strategic initiatives that have been and continue to be implemented to simplify the company, continue to reduce our expense base and enhance our flexibility.

We repurchased 3.7 million and 6.4 million shares of our common stock during the nine months ended September 30, 2026 and September 30, 2025, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 5 million common shares (or 5%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	September 30,		June 30,		September 30,
	2026		2026		2025
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$216		$357		$402
Loans in forbearance(2)	244		271		239
Loans in repayment and percentage of each status:
Loans current	11,881	94.9%	13,985	94.6%	14,291	93.9%
Loans delinquent 31-60 days(3)	233	1.9	279	1.9	315	2.1
Loans delinquent 61-90 days(3)	131	1.0	168	1.1	182	1.2
Loans delinquent greater than 90 days(3)	274	2.2	349	2.4	433	2.8
Total Private Education Loans in repayment	12,519	100%	14,781	100%	15,221	100%
Total Private Education Loans, gross (5)	12,979		15,409		15,862
Private Education Loan allowance for loan losses	(299)		(263)		(406)
Private Education Loans, net	$12,680		$15,146		$15,456
Percentage of Private Education Loans in repayment		96.5%		95.9%		96.0%
Delinquencies as a percentage of Private Education Loans in repayment		5.1%		5.4%		6.1%
Loans in forbearance as a percentage of loans in repayment and forbearance		1.9%		1.8%		1.5%
Percentage of Private Education Loans with a cosigner(4)		21%		29%		32%

(1) Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2) Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief consistent with established loan program servicing policies and procedures.

(3) The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4) Excluding Refinance Education Loans, the cosigner rate was 65%, 66% and 67% for third-quarter 2026, second-quarter 2026 and third-quarter 2025, respectively.

(5) September 30, 2026 excludes $2.4 billion of Private Education Loans that were classified as held for sale as of September 30, 2026 and $235 million of In-School Education Loans carried at fair value. June 30, 2026 excludes $528 million of Legacy Private Education Loans classified as held for sale as of June 30, 2026.

ALLOWANCE FOR LOAN LOSSES – EDUCATION LOANS

	QUARTER ENDED
	September 30, 2026
(Dollars in millions)	Private Education Loans	FFELP Loans	Total
Allowance at beginning of period	$263	$163	$426
Total provision	210	13	223
Charge-offs:
Gross charge-offs	(68)	(11)	(79)
Expected future recoveries on current period gross charge-offs	9	—	9
Net charge-offs(1)	(59)	(11)	(70)
Write off in connection with classification of loans as held for sale(2)	(121)	—	(121)
Decrease in expected future recoveries on previously fully charged-off loans(3)	6	—	6
Allowance at end of period (GAAP)	299	165	464
Plus: expected future recoveries on previously fully charged-off loans(3)	157	—	157
Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$456	$165	$621
Net charge-offs as a percentage of average loans in repayment (annualized) (5)	1.49%	.20%
Allowance coverage of charge-offs (annualized)(4) (5)	2.4	3.7	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4) (5)	3.5%	.6%	(Non-GAAP)
Allowance as a percentage of the ending loans in repayment(4) (5)	3.6%	.8%	(Non-GAAP)
Ending total loans(5)	$12,979	$26,063
Average loans in repayment(5)	$12,613	$22,022
Ending loans in repayment(5)	$12,519	$21,872

	QUARTER ENDED
	June 30, 2026
(Dollars in millions)	Private Education Loans	FFELP Loans	Total
Allowance at beginning of period	$314	$165	$479
Total provision	17	8	25
Charge-offs:		—
Gross charge-offs	(82)	(10)	(92)
Expected future recoveries on current period gross charge-offs	11	—	11
Net charge-offs(1)	(71)	(10)	(81)
Decrease in expected future recoveries on previously fully charged-off loans(3)	3	—	3
Allowance at end of period (GAAP)	263	163	426
Plus: expected future recoveries on previously fully charged-off loans(3)	163	—	163
Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$426	$163	$589
Net charge-offs as a percentage of average loans in repayment (annualized) (5)	1.84%	.18%
Allowance coverage of charge-offs (annualized)(4)(5)	1.6	4.0	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)(5)	2.8%	.6%	(Non-GAAP)
Allowance as a percentage of the ending loans in repayment(4)(5)	2.9%	.7%	(Non-GAAP)
Ending total loans(5)	$15,409	$26,738
Average loans in repayment(5)	$14,803	$22,478
Ending loans in repayment(5)	$14,781	$22,324

	QUARTER ENDED
	September 30, 2025
(Dollars in millions)	Private Education Loans	FFELP Loans	Total
Allowance at beginning of period	$348	$182	$530
Total provision	155	13	168
Charge-offs:
Gross charge-offs	(112)	(9)	(121)
Expected future recoveries on current period gross charge-offs	16	—	16
Net charge-offs(1)	(96)	(9)	(105)
Decrease in expected future recoveries on previously fully charged-off loans(3)	(1)	—	(1)
Allowance at end of period (GAAP)	406	186	592
Plus: expected future recoveries on previously fully charged-off loans(3)	173	—	173
Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$579	$186	$765
Net charge-offs as a percentage of average loans in repayment (annualized) (5)	2.50%	.15%
Allowance coverage of charge-offs (annualized)(4)(5)	1.5	5.1	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)(5)	3.7%	.6%	(Non-GAAP)
Allowance as a percentage of the ending loans in repayment(4)(5)	3.8%	.8%	(Non-GAAP)
Ending total loans(5)	$15,862	$29,138
Average loans in repayment(5)	$15,259	$24,527
Ending loans in repayment(5)	$15,221	$24,136

	NINE MONTHS ENDED
	September 30, 2026
(Dollars in millions)	Private Education Loans	FFELP Loans	Total
Allowance at beginning of period	$364	$173	$537
Total provision	245	30	275
Charge-offs:
Gross charge-offs	(233)	(38)	(271)
Expected future recoveries on current period gross charge-offs	31	—	31
Net charge-offs(1)	(202)	(38)	(240)
Write off in connection with classification of loans as held for sale(2)	(121)	—	(121)
Decrease in expected future recoveries on previously fully charged-off loans(3)	13	—	13
Allowance at end of period (GAAP)	299	165	464
Plus: expected future recoveries on previously fully charged-off loans(3)	157	—	157
Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$456	$165	$621
Net charge-offs as a percentage of average loans in repayment (annualized) (5)	1.65%	.23%
Allowance coverage of charge-offs (annualized)(4) (5)	2.2	3.2	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4) (5)	3.5%	.6%	(Non-GAAP)
Allowance as a percentage of the ending loans in repayment(4) (5)	3.6%	.8%	(Non-GAAP)
Ending total loans(5)	$12,979	$26,063
Average loans in repayment(5)	$12,450	$22,571
Ending loans in repayment(5)	$12,519	$21,872

	NINE MONTHS ENDED
	September 30, 2025
(Dollars in millions)	Private Education Loans	FFELP Loans	Total
Allowance at beginning of period	$441	$180	$621
Total provision	207	29	236
Charge-offs:
Gross charge-offs	(287)	(23)	(310)
Expected future recoveries on current period gross charge-offs	39	—	39
Net charge-offs(1)	(248)	(23)	(271)
Decrease in expected future recoveries on previously fully charged-off loans(3)	6	—	6
Allowance at end of period (GAAP)	406	186	592
Plus: expected future recoveries on previously fully charged-off loans(3)	173	—	173
Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$579	$186	$765
Net charge-offs as a percentage of average loans in repayment (annualized) (5)	2.16%	.13%
Allowance coverage of charge-offs (annualized)(4) (5)	1.7	5.8	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4) (5)	3.7%	.6%	(Non-GAAP)
Allowance as a percentage of the ending loans in repayment(4) (5)	3.8%	.8%	(Non-GAAP)
Ending total loans(5)	$15,862	$29,138
Average loans in repayment(5)	$15,368	$25,036
Ending loans in repayment(5)	$15,221	$24,136

(1) Charge-offs are reported net of expected recoveries. For Private Education Loans, we charge off the estimated loss of a defaulted loan balance by charging off the entire defaulted loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2) Three and nine months ended September 30, 2026 include $121 million of write-offs related to $1.4 billion of Legacy Private Education Loans that were classified as held for sale as of September 30, 2026. When loans are first classified as held for sale, if the fair value is lower than the carrying value then the expected losses related to credit are first recorded as provision for loan losses and the allowance for loan losses associated with those items is written off, establishing a new cost basis.

(3) At the end of each month, for Private Education Loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance by charging off the entire loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately reflected as a reduction to expected future recoveries on previously fully charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on previously fully charged-off loans:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Beginning of period expected future recoveries on previously fully charged-off loans	$163	$166	$172	$170	$179
Expected future recoveries of current period defaults	9	11	16	31	39
Recoveries (cash collected)	(9)	(10)	(9)	(29)	(30)
Charge-offs (as a result of lower recovery expectations)	(6)	(4)	(6)	(15)	(15)
End of period expected future recoveries on previously fully charged-off loans	$157	$163	$173	$157	$173
Change in balance during period	$(6)	$(3)	$1	$(13)	$(6)

(4) For Private Education Loans, the item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

(5) Three and nine months ended September 30, 2026 exclude $2.4 billion of Private Education Loans that were classified as held for sale as of September 30, 2026 and $235 million of In-School Education Loans carried at fair value, and their corresponding charge-offs. Second-quarter 2026 excludes $528 million of Legacy Private Education Loans, and the corresponding charge-offs, that were classified as held for sale as of June 30, 2026.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $0.7 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $4.6 billion of senior unsecured notes that mature in the long term (from 2027 to 2043 with 78% maturing by 2032), through a number of sources. These sources include our cash on hand, unencumbered FFELP Loan and Refinance Education Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities, issue term asset-backed securities (ABS), enter into additional Private Education Loan and FFELP Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Consumer Loans (a portion of which is obtained through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 1.1 million shares of common stock for $10 million in the third quarter of 2026.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	September 30, 2026	June 30, 2026	September 30, 2025
Ending Balances:
Unrestricted cash	$701	$770	$571
Unencumbered Refinance Education Loans	175	314	515
Unencumbered In-School Education Loans	11	5	23
Unencumbered FFELP Loans	45	42	58
Total	$932	$1,131	$1,167

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Average Balances:
Unrestricted cash	$621	$686	$604	$620	$640
Unencumbered Refinance Education Loans	468	665	592	607	542
Unencumbered In-School Education Loans	9	21	14	14	26
Unencumbered FFELP Loans	54	56	52	55	99
Total	$1,152	$1,428	$1,262	$1,296	$1,307

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan ABCP facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from November 2026 to April 2028.

(Dollars in millions)	September 30, 2026	June 30, 2026	September 30, 2025
Ending Balances:
Private Education Loan ABCP facilities	$890	$1,841	$1,882
FFELP Loan ABCP facilities	113	—	178
Total	$1,003	$1,841	$2,060

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Average Balances:
Private Education Loan ABCP facilities	$1,607	$1,678	$1,695	$1,648	$1,586
FFELP Loan ABCP facilities	90	134	184	129	250
Total	$1,697	$1,812	$1,879	$1,777	$1,836

At September 30, 2026, we had a total of $2.5 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $912 million of our unencumbered tangible assets of which $867 million and $45 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of September 30, 2026, we had $5.0 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). We enter into repurchase facilities at times to borrow against the encumbered net assets of these financing vehicles. As of September 30, 2026, $0.5 billion of repurchase facility borrowings were outstanding.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	September 30, 2026	June 30, 2026	September 30, 2025
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	$2.5	$2.3	$2.0
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	2.5	2.6	2.7
Tangible unencumbered assets(1)	2.5	2.7	2.8
Senior unsecured debt	(5.3)	(5.3)	(5.3)
Mark-to-market on unsecured hedged debt(2)	.2	—	—
Other liabilities, net	(.4)	(.3)	(.2)
Total Tangible Equity (3)	$2.0	$2.0	$2.0

(1) Excludes goodwill and acquired intangible assets.

(2) At September 30, 2026, June 30, 2026, and September 30, 2025, there were $(174) million, $(78) million and $(53) million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

(3) Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings, (2) Tangible Equity (as well as the Adjusted Tangible Equity Ratio) and (3) Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans. Definitions for the non-GAAP financial measures and reconciliations are provided below, except that reconciliations of forward-looking non-GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the impact of any mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1) Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2) The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our Board of Directors, credit rating agencies, lenders and investors to assess performance.

The following tables show our consolidated GAAP results, Core Earnings results (including for each reportable segment) along with the adjustments made to the income/expense items to reconcile the consolidated GAAP results to the Core Earnings results as required by GAAP.

	QUARTER ENDED SEPTEMBER 30, 2026
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments (1)	Total Core Earnings	Consumer Lending	Federal Education Loans	Business Processing	Other
Interest income:
Education loans	$651					$270	$381	$—	$—
Personal Loans	1					1	—	—	—
Cash and investments	17					5	8	—	4
Total interest income	669					276	389	—	4
Total interest expense	554					189	342	—	27
Net interest income (loss)	115	$—	$(4)	$(4)	$111	87	47	—	(23)
Less: provisions for loan losses	227				227	214	13	—	—
Net interest income (loss) after provisions for loan losses	(112)					(127)	34	—	(23)
Other income (loss):
Servicing revenue	10					2	8	—	—
Asset recovery and business processing revenue	—					—	—	—	—
Other revenue	7					—	—	—	2
Gains on sales of loans	162					162	—	—	—
Net fair value changes of loans	23					23	—	—	—
Total other income	202	—	(5)	(5)	197	187	8	—	2
Expenses:
Direct operating expenses	70					57	13	—	—
Unallocated shared services expenses	5					—	—	—	5
Operating expenses	75	—	—	—	75	57	13	—	5
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	—	—
Restructuring/other reorganization expenses	2	—	—	—	2	—	—	—	2
Total expenses	77	—	—	—	77	57	13	—	7
Income (loss) before income tax expense (benefit)	13	—	(9)	(9)	4	3	29	—	(28)
Income tax expense (benefit)(2)	(2)	—	3	3	1	1	7	—	(7)
Net income (loss)	$15	$—	$(12)	$(12)	$3	$2	$22	$—	$(21)

(1) Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2026
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$(4)	$—	$(4)
Total other income	(5)	—	(5)
Goodwill and acquired intangible asset impairment and amortization	—	—	—
Total Core Earnings adjustments to GAAP	$(9)	$—	(9)
Income tax expense (benefit)			3
Net income (loss)			$(12)

(2) Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2026
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Consumer Lending	Federal Education Loans	Business Processing	Other
Interest income:
Education loans	$664					$273	$391	$—	$—
Cash and investments	18					5	8	—	5
Total interest income	682					278	399	—	5
Total interest expense	560					185	351	—	26
Net interest income (loss)	122	$1	$(3)	$(2)	$120	93	48	—	(21)
Less: provisions for loan losses	26				26	18	8	—	—
Net interest income (loss) after provisions for loan losses	96					75	40	—	(21)
Other income (loss):
Servicing revenue	10					2	8	—	—
Asset recovery and business processing revenue	—					—	—	—	—
Other revenue	18					—	—	—	17
Total other income	28	(1)	—	(1)	27	2	8	—	17
Expenses:
Direct operating expenses	57					42	15	—	—
Unallocated shared services expenses	25					—	—	—	25
Operating expenses	82	—	—	—	82	42	15	—	25
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	—	—
Restructuring/other reorganization expenses	3	—	—	—	3	—	—	—	3
Total expenses	85	—	—	—	85	42	15	—	28
Income (loss) before income tax expense (benefit)	39	—	(3)	(3)	36	35	33	—	(32)
Income tax expense (benefit)(2)	14	—	(5)	(5)	9	8	7	—	(6)
Net income (loss)	$25	$—	$2	$2	$27	$27	$26	$—	$(26)

(1) Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2026
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$(2)	$—	$(2)
Total other income	(1)	—	(1)
Goodwill and acquired intangible asset impairment and amortization	—	—	—
Total Core Earnings adjustments to GAAP	$(3)	$—	(3)
Income tax expense (benefit)			(5)
Net income (loss)			$2

(2) Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2025
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments (1)	Total Core Earnings	Consumer Lending	Federal Education Loans	Business Processing	Other
Interest income:
Education loans	$760					$276	$484	$—	$—
Cash and investments	21					5	10	—	6
Total interest income	781					281	494	—	6
Total interest expense	639					183	429	—	23
Net interest income (loss)	142	$4	$—	$4	$146	98	65	—	(17)
Less: provisions for loan losses	168				168	155	13	—	—
Net interest income (loss) after provisions for loan losses	(26)					(57)	52	—	(17)
Other income (loss):
Servicing revenue	13					3	10	—	—
Asset recovery and business processing revenue	—					—	—	—	—
Other revenue (loss)	6					—	—	—	10
Total other income	19	(4)	8	4	23	3	10	—	10
Expenses:
Direct operating expenses	61					45	16	—	—
Unallocated shared services expenses	44					—	—	—	44
Operating expenses	105	—	—	—	105	45	16	—	44
Goodwill and acquired intangible asset impairment and amortization	1	—	(1)	(1)	—	—	—	—	—
Restructuring/other reorganization expenses	4	—	—	—	4	—	—	—	4
Total expenses	110	—	(1)	(1)	109	45	16	—	48
Income (loss) before income tax expense (benefit)	(117)	—	9	9	(108)	(99)	46	—	(55)
Income tax expense (benefit)(2)	(31)	—	6	6	(25)	(23)	11	—	(13)
Net income (loss)	$(86)	$—	$3	$3	$(83)	$(76)	$35	$—	$(42)

(1) Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2025
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$4	$—	$4
Total other income	4	—	4
Goodwill and acquired intangible asset impairment and amortization	—	(1)	(1)
Total Core Earnings adjustments to GAAP	$8	$1	9
Income tax expense (benefit)			6
Net income (loss)			$3

(2) Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2026
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Consumer Lending	Federal Education Loans	Business Processing	Other
Interest income:
Education loans	$1,993					$820	$1,173	$—	$—
Personal Loans	1					1	—	—	—
Cash and investments	51					14	24	—	13
Total interest income	2,045					835	1,197	—	13
Total interest expense	1,677					553	1,056	—	79
Net interest income (loss)	368	$3	$(14)	$(11)	$357	282	141	—	(66)
Less: provisions for loan losses	281				281	251	30	—	—
Net interest income (loss) after provisions for loan losses	87					31	111	—	(66)
Other income (loss):
Servicing revenue	31					7	24	—	—
Asset recovery and business processing revenue	—					—	—	—	—
Other revenue	34					—	—	—	23
Gains on sales of loans	162					162	—	—	—
Net fair value changes of loans	23					23	—	—	—
Total other income	250	(3)	(8)	(11)	239	192	24	—	23
Expenses:
Direct operating expenses	182				182	138	44	—	—
Unallocated shared services expenses	64				64	—	—	—	64
Operating expenses	246	—	—	—	246	138	44	—	64
Goodwill and acquired intangible asset impairment and amortization	5	—	(5)	(5)	—	—	—	—	—
Restructuring/other reorganization expenses	4	—	—	—	4	—	—	—	4
Total expenses	255	—	(5)	(5)	250	138	44	—	68
Income (loss) before income tax expense (benefit)	82		(17)	(17)	65	85	91	—	(111)
Income tax expense (benefit)(2)	26	—	(11)	(11)	15	20	21	—	(26)
Net income (loss)	$56	$—	$(6)	$(6)	$50	$65	$70	$—	$(85)

(1) Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2026
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$(11)	$—	$(11)
Total other income	(11)	—	(11)
Goodwill and acquired intangible asset impairment and amortization	—	(5)	(5)
Total Core Earnings adjustments to GAAP	$(22)	$5	(17)
Income tax expense (benefit)			(11)
Net income (loss)			$(6)

(2) Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2025
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments (1)	Total Core Earnings	Consumer Lending	Federal Education Loans	Business Processing	Other
Interest income:
Education loans	$2,297					$838	$1,459	$—	$—
Cash and investments	64					15	30	—	19
Total interest income	2,361					853	1,489	—	19
Total interest expense	1,961					547	1,321	—	72
Net interest income (loss)	400	$15	$6	$21	$421	306	168	—	(53)
Less: provisions for loan losses	236				236	207	29	—	—
Net interest income (loss) after provisions for loan losses	164					99	139	—	(53)
Other income (loss):
Servicing revenue	40					8	32	—	—
Asset recovery and business processing revenue	23					—	—	23	—
Other revenue (loss)	10					1	(1)	—	44
Total other income	73	(15)	49	34	107	9	31	23	44
Expenses:
Direct operating expenses	189					115	54	20	—
Unallocated shared services expenses	144					—	—	—	144
Operating expenses	333	—	—	—	333	115	54	20	144
Goodwill and acquired intangible asset impairment and amortization	2	—	(2)	(2)	—	—	—	—	—
Restructuring/other reorganization expenses	6	—	—	—	6	—	—	—	6
Total expenses	341	—	(2)	(2)	339	115	54	20	150
Income (loss) before income tax expense (benefit)	(104)	—	57	57	(47)	(7)	116	3	(159)
Income tax expense (benefit)(2)	(29)	—	18	18	(11)	(3)	27	1	(36)
Net income (loss)	$(75)	$—	$39	$39	$(36)	$(4)	$89	$2	$(123)

(1) Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2025
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$21	$—	$21
Total other income	34	—	34
Goodwill and acquired intangible asset impairment and amortization	—	(2)	(2)
Total Core Earnings adjustments to GAAP	$55	$2	57
Income tax expense (benefit)			18
Net income (loss)			$39

(2) Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between GAAP and Core Earnings net income and details each specific adjustment required to reconcile our GAAP earnings to our Core Earnings segment presentation.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
GAAP net income	$15	$25	$(86)	$56	$(75)
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	(9)	(3)	8	(22)	55
Net impact of goodwill and acquired intangible assets	—	—	1	5	2
Net tax effect	(3)	5	(6)	11	(18)
Total Core Earnings adjustments to GAAP	(12)	2	3	(6)	39
Core Earnings net income	$3	$27	$(83)	$50	$(36)

(1) Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Core Earnings derivative adjustments:
(Gains) losses on derivative and hedging activities, net, included in other income	$(5)	$(1)	$4	$(11)	$34
Plus: (Gains) losses on fair value hedging activity included in interest expense	(9)	(4)	(2)	(21)	—
Total (gains) losses in GAAP net income	(14)	(5)	2	(32)	34
Plus: Reclassification of settlement income (expense) on derivative and hedging activities, net(1)	—	1	4	3	15
Mark-to-market (gains) losses on derivative and hedging activities, net(2)	(14)	(4)	6	(29)	49
Other derivative accounting adjustments(3)	5	1	2	7	6
Total net impact of derivative accounting	$(9)	$(3)	$8	$(22)	$55

(1)
Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Reclassification of settlements on derivative and hedging activities:
Net settlement income (expense) on interest rate swaps reclassified to net interest income	$—	$1	$4	$3	$15
Total reclassifications of settlement income (expense) on derivative and hedging activities	$—	$1	$4	$3	$15

(2) “Mark-to-market (gains) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Fair value hedges	$(7)	$(1)	$2	$(10)	$9
Foreign currency hedges	(2)	(3)	(4)	(11)	(9)
Other (a)	(5)	—	8	(8)	49
Total mark-to-market (gains) losses on derivative and hedging activities, net	$(14)	$(4)	$6	$(29)	$49

(a) Primarily derivatives that are used to economically hedge the origination of fixed rate Private Education Loans that don’t qualify for hedge accounting. We believe that these derivatives are effective economic hedges,and as such, are a critical element of our interest rate risk management strategy.

(3) Other derivative accounting adjustments consist of adjustments related to certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item:

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of September 30, 2026, derivative accounting has increased GAAP equity by approximately $35 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not in Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Beginning impact of derivative accounting on GAAP equity	$(17)	$(28)	$(30)	$(39)	$8
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	52	11	(7)	74	(45)
Ending impact of derivative accounting on GAAP equity	$35	$(17)	$(37)	$35	$(37)

(1)
Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Total pre-tax net impact of derivative accounting recognized in net income(2)	$9	$3	$(8)	$22	$(55)
Tax and other impacts of derivative accounting adjustments	(3)	(1)	2	(6)	14
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	46	9	(1)	58	(4)
Net impact of net mark-to-market gains (losses) under derivative accounting	$52	$11	$(7)	$74	$(45)

(a) See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use pay-fixed swaps and fixed rate debt to economically hedge embedded Floor Income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the pay-fixed swaps are accounted for as cash flow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

	September 30,	June 30,	September 30,
(Dollars in millions)	2026	2026	2025
Total hedged Floor Income, net of tax(1)(2)	$16	$20	$31

(1) $21 million, $26 million and $41 million on a pre-tax basis as of September 30, 2026, June 30, 2026, and September 30, 2025, respectively.

(2) Of the $16 million as of September 30, 2026, approximately $3 million, $7 million and $6 million will be recognized as part of Core
Earnings net income in the remainder of 2026, 2027 and 2028, respectively.

(2) Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Core Earnings goodwill and acquired intangible asset adjustments	$—	$—	$1	$5	$2

2. Tangible Equity and Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP Loan portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	September 30, 2026	June 30, 2026	September 30, 2025
Stockholders' equity	$2,435	$2,398	$2,439
Less: Goodwill and acquired intangible assets	430	430	435
Tangible Equity	2,005	1,968	2,004
Less: Equity held for FFELP Loans	129	133	145
Adjusted Tangible Equity	$1,876	$1,835	$1,859
Divided by:
Total assets	$46,128	$47,297	$49,306
Less:
Goodwill and acquired intangible assets	430	430	435
FFELP Loans	25,898	26,575	28,952
Adjusted tangible assets	$19,800	$20,292	$19,919
Adjusted Tangible Equity Ratio	9.5%	9.0%	9.3%

3. Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans

The allowance for loan losses on the Private Education Loan portfolio used for the three credit metrics below excludes the expected future recoveries on previously fully charged-off loans to better reflect the current expected credit losses remaining in connection with the loans on balance sheet that have not charged off. As of September 30, 2026, the $456 million Private Education Loan allowance for loan losses excluding expected future recoveries on previously fully charged-off loans represents the current expected credit losses that remain in connection with the $12,979 million Private Education Loan portfolio. The $157 million of expected future recoveries on previously fully charged-off loans, which is collected over an average 15-year period, mechanically is a reduction to the overall allowance for loan losses. However, it is not related to the $12,979 million Private Education Loan portfolio on our balance sheet and, as a result, management excludes this impact to the allowance to better evaluate and assess our overall credit loss coverage on the Private Education Loan portfolio. We believe this provides a more meaningful and holistic view of the available credit loss coverage on our non-charged-off Private Education Loan portfolio. We believe this information is useful to our investors, lenders and rating agencies.

Allowance for Loan Losses Metrics – Private Education Loans

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Allowance at end of period (GAAP)	$299	$263	$406	$299	$406
Plus: expected future recoveries on previously fully charged-off loans	157	163	173	157	173
Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)	$456	$426	$579	$456	$579
Ending total loans(1)	$12,979	$15,409	$15,862	$12,979	$15,862
Ending loans in repayment(1)	$12,519	$14,781	$15,221	$12,519	$15,221
Net charge-offs	$59	$71	$96	$202	$248

Allowance coverage of charge-offs (annualized)(1):
GAAP	1.6	1.0	1.1	1.4	1.2
Adjustment(2)	.8	.6	.4	.8	.5
Non-GAAP Financial Measure(2)	2.4	1.6	1.5	2.2	1.7

Allowance as a percentage of the ending total loan balance(1):
GAAP	2.3%	1.7%	2.6%	2.3%	2.6%
Adjustment(2)	1.2	1.1	1.1	1.2	1.1
Non-GAAP Financial Measure(2)	3.5%	2.8%	3.7%	3.5%	3.7%

Allowance as a percentage of the ending loans in repayment(1):
GAAP	2.4%	1.8%	2.7%	2.4%	2.7%
Adjustment(2)	1.2	1.1	1.1	1.2	1.1
Non-GAAP Financial Measure(2)	3.6%	2.9%	3.8%	3.6%	3.8%

(1) Three and nine months ended September 30, 2026 exclude $2.4 billion of Private Education Loans that were classified as held for sale as of September 30, 2026 and $235 million of In-School Education Loans held at fair value, and their corresponding charge-offs. Second-quarter 2026 excludes $528 million of Legacy Private Education Loans, and their corresponding charge-offs, that were classified as held for sale as of June 30, 2026.

(2) The allowance used for these credit metrics excludes the expected future recoveries on previously fully charged-off loans. See discussion above.